                                                                   Exhibit 10.60


                     LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                           ORIGEN FINANCIAL, L.L.C.


      THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE DELAWARE UNIFORM SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE. TRANSFER OF SUCH UNITS IS RESTRICTED BY THE TERMS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

1.    CONTINUATION AND PURPOSE..............................................       2
      1.1   Continuation....................................................       2
      1.2   Purpose.........................................................       2
      1.3   Name............................................................       2
      1.4   Principal Place of Business.....................................       2
      1.5   Registered Office and Resident Agent............................       2
      1.6   Duration........................................................       3

2.    CAPITAL CONTRIBUTIONS, UNITS AND RELATED MATTERS......................       3
      2.1   Capital Contributions...........................................       3
      2.2   Units...........................................................       3
      2.3   Additional Capital Contributions................................       3
            (a)   Additional Capital Calls..................................       3
            (b)   Member's Failure to Make Additional Contribution
                  -- Dilution...............................................       4
      2.4   Contribution Returns............................................       5
      2.5   No Third Party Beneficiaries....................................       5

3.    PROFITS, LOSSES AND DISTRIBUTIONS.....................................       5
      3.1   Allocation of Profits and Losses................................       5
      3.2   Tax Allocations.................................................       5
            (a)   Taxable Income............................................       6
            (b)   Losses....................................................       6
            (c)   Section 704(c) Allocations................................       6
      3.3   Special Allocations.............................................       7
            (a)   Company Minimum Gain Chargeback...........................       7
            (b)   Member Nonrecourse Debt Minimum Gain Chargeback...........       7
            (c)   Qualified Income Offset...................................       8
            (d)   Nonrecourse Deductions....................................       8
            (e)   Member Nonrecourse Deductions.............................       8
      3.4   Curative Allocations............................................       8
      3.5   Tax Distributions...............................................       8
      3.6   Distributions of Excess Cash....................................       9
      3.7   Limitations on Distributions....................................       9

4.    MANAGEMENT OF THE COMPANY; RIGHTS AND DUTIES OF THE MANAGER...........       9
      4.1   Management by Board of Managers; Number.........................       9
      4.2   Power and Authority.............................................      10
      4.3   Meetings of the Board of Managers; Voting Requirements;
            Actions by Written Consent......................................      13


                                       i
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
            (a)   Notice of Meeting.........................................      13
            (b)   Attendance................................................      13
            (c)   Voting Requirements; Action by Written Consent............      14
            (d)   Miscellaneous Matters.....................................      14
      4.4   Standard of Care; Liability; Indemnification;
              Confidentiality...............................................      14
            (a)   Standard of Care..........................................      14
            (b)   Liability.................................................      15
            (c)   Indemnification...........................................      15
            (d)   Confidentiality...........................................      16
      4.5   Tenure; Resignation; Removal; Vacancies.........................      16
            (a)   Tenure....................................................      16
            (b)   Annual Appointment........................................      16
            (c)   Resignation...............................................      16
            (d)   Removal...................................................      16
            (e)   Vacancies.................................................      16
            (f)   Independent Manager.......................................      17
      4.6   Self-Dealing....................................................      17
      4.7   Devotion of Time to Company.....................................      18
      4.8   Compensation and Expenses.......................................      18
      4.9   Officers........................................................      18
            (a)   Optional Appointment......................................      18
            (b)   Tenure....................................................      19
            (c)   Resignation...............................................      19
            (d)   Removal...................................................      19
            (e)   Vacancies.................................................      19
            (f)   President and Chief Executive Officer.....................      19
            (g)   Chief Financial Officer...................................      20
            (h)   Vice Presidents...........................................      20
            (i)   Secretary.................................................      20
            (j)   Assistant Secretaries.....................................      20
      4.10  Employment Agreements...........................................      21

5.    RIGHTS AND DUTIES OF MEMBERS..........................................      21
      5.1   Participation in Management; Voting Rights......................      21
      5.2   Withdrawal; Expulsion...........................................      22
            (a)   Withdrawal................................................      22
            (b)   Expulsion.................................................      22
            (c)   Death.....................................................      22
      5.3   Limited Liability of Members....................................      22
      5.4   Access to Company Information...................................      22
      5.5   Meetings of the Members; Actions by Written Consent.............      22
            (a)   Notice of Meeting.........................................      23
            (b)   Attendance................................................      23
            (c)   Quorum....................................................      23
            (d)   Voting Requirements.......................................      23


                                       ii
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

            (e)   Adjournment...............................................      23
            (f)   Minutes...................................................      24
            (g)   Action by Written Consent.................................      24
      5.6   Sale of the Company.............................................      24

6.    ASSIGNMENT OF UNITS AND ADMISSION OF ADDITIONAL MEMBERS...............      25
      6.1   Compliance with Securities Laws.................................      25
      6.2   Assignments and Substitute Members..............................      26
            (a)   Effect of Assignments.....................................      26
            (b)   Substitute Members........................................      26
            (c)   Effect of Assignment......................................      27
      6.3   Section 754 Election............................................      28
      6.4   Admission of Additional Members.................................      28
      6.5   Amendment of Limited Liability Company Agreement to
              Reflect Assignment............................................      29
      6.6   Definition......................................................      29
      6.7   Call Option.....................................................      29

7.    NOTICES...............................................................      31
      7.1   Manner of Delivery..............................................      31
      7.2   Date............................................................      31
      7.3   Change of Address...............................................      32

8.    DISSOLUTION...........................................................      32
      8.1   Events of Dissolution...........................................      32
      8.2   Winding Up and Liquidating Distributions........................      32

9.    MISCELLANEOUS.........................................................      33
      9.1   Books and Records...............................................      33
      9.2   Financial Statements............................................      33
      9.3   Governing Law...................................................      33
      9.4   Amendments......................................................      34
      9.5   Binding Effect..................................................      34
      9.6   Severability....................................................      34
      9.7   Construction....................................................      34
      9.8   Pronouns........................................................      34
      9.9   Counterparts and Facsimile Signatures...........................      34
      9.10  Tax Matters Partner.............................................      35

10.   DEFINITIONS...........................................................      35
      10.1  Definitions.....................................................      35

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             ORIGEN FINANCIAL L.L.C.


      This Limited Liability Company Agreement of Origen Financial L.L.C. a Delaware limited liability company (the "Company"), is made and entered into as of December 18, 2001, by and among the parties signing this Limited Liability Company Agreement on the signature page hereto and all other persons who become members of the Company after the date hereof (the "LLC Agreement"). This LLC Agreement shall be null and void and of no effect whatsoever absent consummation of the Transactions (as defined below). Certain capitalized terms used in this Limited Liability Company Agreement are defined in Section 10 below.


                                    RECITALS

      A. The Company was organized on June 15, 2001 by filing a Certificate of Formation with the Delaware Secretary of State. The Company has not engaged in any business to date. The Company is the sole owner of four subsidiary limited liability companies: Origen Special Purpose, L.L.C., Origen Manufactured Home Financial, L.L.C. and Origen Special Purpose II, L.L.C., each organized in Delaware, and Origen Insurance Agency, L.L.C., organized in Virginia (collectively, the "Company Subsidiaries").

      B. The Original Member has been the sole member of the Company since the date the Company was organized but has heretofore not contributed any assets or services to the Company.

      C. Subject to and in accordance with the provisions of Section 2.1, pursuant to the Mergers and in accordance with Section 721 of the Code, the Original Member will transfer certain assets and liabilities to the Company and concurrent therewith the Original Member will admit certain new members to the Company (collectively, the "Transactions").

      D. The parties hereto desire to set forth in this Limited Liability Company Agreement their entire agreement and understanding with respect to the constitution and operation of the Company after the date hereof.

                                    COVENANTS

      NOW, THEREFORE, for and in consideration of the Recitals set forth above and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Limited Liability Company Agreement agree as follows:

1.    CONTINUATION AND PURPOSE

      1.1 CONTINUATION. The parties hereto agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members and the Board of Managers shall be as provided in the Delaware Act, except as otherwise provided herein. The Original Member represents that the Company has not heretofore engaged in any business.

      1.2 PURPOSE. The Company was organized for the purpose of engaging in any activity within the purposes for which limited liability companies may be formed under the Delaware Act, including, without limitation, the following:

            (a)   originating and underwriting manufactured home loans;

            (b) brokering, selling or securitizing manufactured home loans originated by the Company;

            (c) servicing manufactured home loans, including processing payments and remitting them to investors as required under the relevant servicing contracts and repossessing and reselling homes on defaulted contracts; and

            (d) doing any and all things incidental to any of the activities described above.

      1.3 NAME. The name of the Company shall be Origen Financial L.L.C. The Company may conduct its business under one or more assumed names, as the Board of Managers deems appropriate in its sole discretion.

      1.4 PRINCIPAL PLACE OF BUSINESS. The Company's principal place of business shall be located at 260 East Brown Street, Suite 200, Birmingham, Michigan 48009. The Company may establish additional places of business, and may change the location of its principal place of business or any additional place of business, as the Board of Managers deems appropriate in its sole discretion.

      1.5 REGISTERED OFFICE AND RESIDENT AGENT. The Company's registered office shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and its resident agent at the registered office shall be The Corporation Trust Company. The Board of Managers shall have the authority to change either the Company's registered office or its resident agent or both, as the Board of Managers deems appropriate in its sole discretion. If the Company's resident agent resigns, the Board of Managers shall promptly appoint a successor resident agent and designate a successor registered office. The Board of Managers shall have the authority to amend the Certificate of Formation (in the manner provided in Section 18 - 202 of the Delaware Act) to reflect any change in the Company's registered office or resident agent, no matter how effected.

      1.6 DURATION. Unless its duration is limited in the Certificate of Formation, the Company shall exist perpetually, subject to earlier dissolution in accordance with either the other provisions of this Limited Liability Company Agreement or the provisions of the Delaware Act.

2.    CAPITAL CONTRIBUTIONS, UNITS AND RELATED MATTERS

      2.1 CAPITAL CONTRIBUTIONS. On the Effective Date, the Original Member will cause the Mergers to occur pursuant to the Merger Agreement, which will vest ownership of all operations of Origen Financial Inc., Origen Special Holdings Corporation, Origen Manufactured Home Financial, Inc. and Origen Insurance Agency, Inc. (collectively, the "Origen Corporations") in the Company and the Company Subsidiaries. The parties hereto contemplate that as a result of the Mergers, all operating assets of Origen Financial Inc. and its subsidiaries will be transferred to the Company and the Company Subsidiaries. If licensing restrictions or other similar regulations delay consummation of the Mergers, then on the Effective Date the Origen Corporations shall contribute to the Company (and the Company Subsidiaries), to the extent permitted, all assets and liabilities, and shall effectuate, as soon as practicable thereafter, the Mergers. In consideration for the Original Member's contributions, it shall be issued the number of Series A Units set forth opposite the Original Member's name on Exhibit A, and the parties hereto agree that the initial Capital Account of the Original Member shall be zero ($0.00). Also on the Effective Date, each other Member shall make, in the form of cash, the initial Capital Contribution and shall be issued the number of Series B or Series C Units set forth opposite its name on Exhibit A hereto. The parties hereto contemplate that all such transfers will be in accordance with
            Section 721 of the Code.

      2.2 UNITS. The Members' respective interests in the governance, capital, Profits, Losses and distributions of the Company are represented by "Units." Units include Series A, Series B, Series C and Series D Units. The aggregate Units of all Members represent 100% of the total interest of Members in the votes, capital, Profits, Losses and distributions of the Company. Series C Units have no voting rights. Series D Units shall be issued solely to Key Employees as described in Section 6.4(c). As of the Effective Date, the total number of Units held by each of the Members are set forth in Exhibit A.

      2.3   ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) Additional Capital Calls. If the Board of Managers determines, in its sole and absolute discretion, at any time or from time to time, that the Company requires additional capital ("Additional Capital"), in the form of Capital Contributions other than the Members' initial Capital Contributions set forth on Exhibit A, in order to enable the Company to pay its operating expenses, to meet its obligations in a timely fashion, to maintain sufficient working capital, to make any other expenditures necessary or desirable to carry out its objectives or for any other purpose whatsoever, the Board of Managers, on behalf of the Company, shall call for such Additional Capital by written notice to all Members. Each Member shall be required to deliver his, her or its Share (defined below) of such Additional Capital to the Company on or before the fifteenth (15th) day after the date on which such notice was given, and on the receipt of such Share, each Member's Capital Account shall be increased by the amount of his, her or its Share. Each Member's "Share" of the Additional Capital shall equal the product of the Additional Capital and such Member's ownership percentage of outstanding Units, calculated as a fraction, the numerator of which is the number of such Member's Units and the denominator of which is the total number of Units outstanding at the time of the capital call.

            (b)   Member's Failure to Make Additional Contribution --
                  Dilution. If any Member (a "Defaulting Member") fails to advance all or any portion of his, her or its Share of any Additional Capital called for by the Company within the 15-day time period described in Section 2.3(a) above, any of the other Members (each a "Contributing Member") may, but are not obligated to, contribute all or a portion of the amount which such Defaulting Member failed to advance. In such event, and following such contributions, the number of Units of each Member shall be adjusted as follows:

                  (i) The adjusted number of Units held by each Contributing Member shall be equal to a percentage of the total number of Units held by all Members, with such percentage being equal to a percentage which is the equivalent of the fraction, the numerator of which is the Capital Account balance of such Contributing Member, subsequent to contribution of the Additional Capital and the denominator of which is the aggregate of all Member Capital Account balances, subsequent to contribution of the Additional Capital; provided, however, that all Capital Accounts shall first be adjusted in accordance with (ii) of the definition of Gross Asset Value in Section 10.1(s) hereof; and provided further, solely for purposes of this Section 2.3(b), the initial Capital Account of the Original Member shall be deemed to equal $10 million; and

                  (ii) The adjusted number of Units of each Defaulting Member shall be equal to a percentage of the total number of Units held by all Members, with such percentage being equal to a percentage which is the equivalent of the fraction, the numerator of which is the Capital Account balance of such Defaulting Member, subsequent to contribution of the Additional Capital and the denominator of which is the aggregate of all Member Capital Account balances, subsequent to contribution of the Additional Capital; provided, however, that all Capital Accounts shall first be adjusted in accordance with (ii) of the definition of Gross Asset Value in
                        Section 10.1(s) hereof; and provided further, solely for purposes of this Section 2.3(b), the initial Capital Account of the Original Member shall be deemed to equal $10 million.

                  In the event that more than one Member desires to contribute a Defaulting Member's Share of Additional Capital, such Members may do so pro rata, in accordance with their relative current Unit holdings.

      2.4 CONTRIBUTION RETURNS. Except as otherwise provided in this Limited Liability Company Agreement, a Member is not entitled to the return of any part of the Member's Capital Contributions or to be paid interest in respect of either the Member's Capital Account or Capital Contributions. Except as provided herein, an unpaid Capital Contribution is not a liability of the Company or of any Member.

      2.5 NO THIRD PARTY BENEFICIARIES. The obligations undertaken by the Members in this Limited Liability Company Agreement, including their obligations, if any, to make Capital Contributions, loans and reimbursements, are for the benefit of the Company and the Members only, and neither any creditor of the Company or of any Member, nor any other party (other than a successor in interest to the Company or the Members), shall have the right to rely on or enforce the provisions of this Limited Liability Company Agreement as a third-party beneficiary or otherwise. Without limiting the generality of the foregoing, the Board of Managers, to the extent provided in Section 2.3 above only, shall have the sole discretion whether to make capital calls, and neither any creditor of the Company or of any Member, nor any other party, may compel a capital call, regardless of whether the Company's assets are sufficient to provide for its liabilities. In addition, the discretions granted to the Board of Managers and the Members in this Limited Liability Company Agreement are personal to them, and no receiver, trustee or liquidator of the Company's business shall the right or power to exercise any such discretions.

3.    PROFITS, LOSSES AND DISTRIBUTIONS

      3.1 ALLOCATION OF PROFITS AND LOSSES. For financial accounting purposes exclusively, Profits and Losses of the Company shall be allocated proportionately among the Members, in accordance with their percentage ownership of Units (regardless of the Series).

      3.2   TAX ALLOCATIONS.

            (a) Taxable Income. Subject to Sections 3.2(c), 3.3 and 3.4, Company income or gain, as computed for Federal income tax purposes, shall be allocated:

                  (i) First, to the Members pro rata, in proportion to, and to the extent of, any tax losses previously allocated to them pursuant to Section 3.2(b)(iv) below;

                  (ii) Next, to the holders of Series B, C and D Units pro rata, in proportion to, and to the extent of, any tax losses previously allocated to them pursuant to Section 3.2(b)(iii) below; and

                  (iii) Then, to the Original Member, to the extent of
                        $10,000,000; and

                  (iv) Finally, to the Members pro rata, in proportion to their respective Unit holdings.

            (b) Tax Losses. Subject to Sections 3.2(c), 3.3 and 3.4, Company losses, as computed for federal income tax purposes, shall be allocated:

                  (i) First, to the Members pro rata, in proportion to, and to the extent of, any taxable income or gain previously allocated to them pursuant to Section 3.2(a)(iv) above;

                  (ii) Next, to the Original Member, to the extent of taxable income or gain previously allocated to it pursuant to
                        Section 3.2(a)(iii) above;

                  (iii) Then, to the holders of Series B, C and D Units,
                        pro-rata, in proportion to, and to the extent of, their Net Capital Contributions; and

                  (iv) Finally, to the Members pro rata, in proportion to their percentage ownership of Units.

            (c) Section 704(c) Allocations. Notwithstanding Sections 3.2(a) and (b) above, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, in accordance with Code
                  Section 704(c) and the related Treasury Regulations, be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for Federal income tax purposes and the initial
                  Gross Asset Value of the property (computed in accordance with subparagraph (i) of the definition of Gross Asset Value) in the manner described in Treasury Regulations at Section 1.704-3(d), using the remedial method of allocation. The parties hereto acknowledge that the Original Member has made its initial Capital Contribution in the form of property with an aggregate fair market value of zero ($0.00) dollars; notwithstanding, the Board of Managers in the exercise of its reasonable discretion, in accordance with the Treasury Regulations, shall determine the amount of built-in-gain or loss of each particular asset contributed by the Original Member. If the Gross Asset Value of any Company asset is adjusted under subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to that asset will also take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the manner described in Treasury Regulations at
                  Section 1.704-3(d), using the remedial method of allocation. Allocations under this Section 3.2(c) are solely for purposes of Federal, state and local taxes and will not affect, or in any way be taken into account in computing, but only to the extent of such built-in gain (or loss), any Member's Capital Account or other items or distributions under any provision of this Limited Liability Company Agreement.

      3.3 SPECIAL ALLOCATIONS. Special allocations of items of income, gain, loss, deduction and credit shall be made in the following order and priority:

            (a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Limited Liability Company Agreement, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, and such decrease is not the result of any of the circumstances set forth in Treasury Regulations Sections 1.704-2(f)(2) or 1.704-2(f)(3), then each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) to the extent of an amount equal to such Member's Share of the Net Decrease in Company Minimum Gain. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f)(1) and shall be interpreted consistently therewith.

            (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Limited Liability Company Agreement, except Section 3.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, and such decrease is not the result of one of the circumstances described in the third sentence of Treasury Regulations Section 1.704-(2)(i)(4), then each Member will be specifically allocated items of Company income and gain for such year or other period (and, if necessary, subsequent periods) to the extent of an amount equal to such Member's Share of the Net Decrease in Member Nonrecourse Debt Minimum Gain. This
                  Section 3.3(b) is intended
                  to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (c) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) will be specially allocated items of Company income and gain (including gross income) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.3(c) were not in the Limited Liability Company Agreement.

            (d) Nonrecourse Deductions. Company Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their percentage ownership of Units.

            (e) Member Nonrecourse Deductions. In accordance with Treasury Regulations Section 1.704-2(i)(1), any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable.

      3.4 CURATIVE ALLOCATIONS. The allocations set forth in Section 3.3 are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1 and 1.704-2, but may not be consistent with the manner in which the Members intend to share the economic benefits of the Company. To insure that Members' economic arrangements are not distorted, the Board of Managers shall have sole discretion to request a waiver of the minimum gain chargeback and member nonrecourse debt minimum gain chargeback rules, pursuant to Treasury Regulations Sections 1.704-2(f)(4) and 1.704-2(i)(4), respectively. In addition, the Board of Managers is authorized to divide allocations of income, loss, deduction and credit among the Members so as to prevent the allocations in Section 3.3 from distorting the manner in which Company distributions would be divided among the Members pursuant to this Article 3 but for application of Section
            3.3. The Board of Managers will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the Treasury Regulations.

      3.5 TAX DISTRIBUTIONS. On or before March 15 of each year, the Board of Managers shall cause the Company to distribute to each Member, to the extent of available

            Excess Cash, an amount equal to such Member's Tax Distribution computed with respect to the previous calendar year and, to the extent Tax Distributions for any prior year were not made in full, the amount of such deficiency. Whenever feasible, the Company shall estimate the amount of the Tax Distributions, and proportionately distribute the same concurrently with the Members' need to make estimated tax payments.

      3.6 DISTRIBUTIONS OF EXCESS CASH. Subject to Section 8.2 hereof with respect to liquidating distributions, and subsequent to the payment of all accrued but unpaid Tax Distributions, the Board of Managers may distribute the Excess Cash to the Members, at such times as the Board of Managers may determine in its sole discretion, provided that such distributions are in the following priority:

            (a) First, to the Series B, C and D Members, pro-rata in proportion to and to the extent of their Net Capital Contributions;

            (b) Next, to the Original Member, to the extent of the balance in its Capital Account, provided, however, that such amount shall in no event exceed $10,000,000; and

            (c) Finally, to the Members pro-rata, in proportion to the percentage ownership of their Units.

      3.7 LIMITATIONS ON DISTRIBUTIONS. Distributions, whether pursuant to Sections 3.5 or 3.6 above, may be made from any source; provided they do not violate any agreement that the Company has with any of its creditors or any provision of the Delaware Act. In the event that any Tax Distributions to be made in accordance with Section 3.5 above would violate any such agreement or provision, or would cause any of such limitations to occur, to the extent permitted, the Board of Managers shall make such distributions pro rata to the Members, in accordance with the respective Tax Distributions due them.

4.    MANAGEMENT OF THE COMPANY; RIGHTS AND DUTIES OF THE MANAGER

      4.1 MANAGEMENT BY BOARD OF MANAGERS; NUMBER. The Company shall be managed by a Board of Managers, which shall consist of no less than three (3) nor more than five (5) individuals, none of whom are required to be Members. Members of the Board shall have five (5) votes. The Members owning Series A Units shall have the right to appoint up to two members of the Board of Managers and shall control two (2) of the Board's five (5) votes. Members owning Series B Units, shall have the right acting by majority of their Series B Unit Holdings to appoint up to two members of the Board of Managers and shall control two (2) of the Board's five (5) votes. The fifth vote of the Board of Managers shall be held by a person, subject to
            Section 4.5(f), jointly selected by the other four managers;

            provided, however, that such person is not an Affiliate of either the Original Member, Sun Communities, Inc. or Sun Communities Operating Limited Partnership (the "Independent Manager"). Notwithstanding the above, upon an assignment of a majority of Series B Units pursuant to Section 6.2(c), the right of the Series B Unit holders to appoint up to two members of the Board of Managers and control two Board votes, shall be transferred to the Independent Manager. The initial member of the Board of Managers appointed by the Members owning Series A Units shall be Ronald A. Klein (2 votes). The initial member of the Board of Managers appointed by the Members owning Series B Units shall be Gary A. Shiffman (2 votes).

      4.2 POWER AND AUTHORITY. The Board of Managers shall have full and complete power, authority and discretion to manage and control the Company and its business and to make all incidental decisions, subject only to Section 5.1 below and any power and authority which this Limited Liability Company Agreement or the Delaware Act expressly vests in the Members or any number of them. Without limiting the generality of the immediately preceding sentence, but subject to Section 5.1 below and any power and authority which this Limited Liability Company Agreement or the Delaware Act expressly vests in the Members or any number of them, the Board of Managers shall have the power, authority and discretion, for and on behalf of the Company:

            (a) To borrow money, in the ordinary course of the Company's business of underwriting manufactured home loans, and to secure such loans by security interests in or liens or other encumbrances on, property of the Company;

            (b) To broker, sell or securitize manufactured home loans and commercial loans originated or held by the Company;

            (c) To purchase any interest in any real or personal property, to hold such interest, if appropriate, for investment and appreciation and to ultimately sell, transfer, assign, convey, exchange or otherwise dispose of all or any portion of such interest;

            (d) To make, in the ordinary course of the Company's business, capital expenditures for the acquisition of or addition to any machinery, equipment, motor vehicles, fixtures, furniture or other property;

            (e) To sell, transfer, assign, convey, exchange or otherwise dispose of, in the ordinary course of the Company's business, any real or personal property of the Company, or any interest in such property;

            (f) To lease, in the ordinary course of the Company's business, real or personal property, whether the term of such leases (or any renewals of such leases) extend beyond the Company's duration;

            (g) To demand, sue for, settle, collect, receive and give releases and discharges for all moneys, debts, accounts, interest, dividends, securities and other tangible or intangible personal or real property which now is due or belongs, or in the future shall be due or belong, to the Company;

            (h) To purchase, in the ordinary course of the Company's business, any interest in any real or personal property for use in connection with the Company's business and, to the extent such purchases are for supplies to be used in connection with the Company's business, to incur unsecured debts owed to the Company's vendors;

            (i)   To settle and pay the Company's debts and obligations;

            (j) To engage, employ and dismiss employees, independent contractors, attorneys, accountants and other persons hired to perform management, administrative, sales or other services for and on behalf of the Company, and to define such persons' respective duties and establish their compensation or remuneration;

            (k) To make temporary advances to employees, representatives or agents of the Company for business travel and other similar purposes in the ordinary course of the Company's business;

            (l) To procure and maintain insurance policies for the protection of or for any purpose beneficial to the Company;

            (m) To purchase and maintain insurance on behalf of the Board of Managers against any liability or expense asserted against or incurred by the members of the Board in any such capacity or arising out of their status as members of the Board of Managers, whether or not the Company has or could indemnify them against such liability or expense;

            (n) To open, maintain, deposit into and withdraw from bank accounts, and, if desired, to designate other persons to execute checks or drafts on such accounts;

            (o) To invest Company funds temporarily in (by way of example but not limitation) time deposits, short-term governmental obligations, commercial paper or other investments;

            (p) To commence, prosecute and defend all actions and other proceedings affecting the Company in any way;

            (q) To negotiate, prepare, modify, execute, deliver and amend any and all contracts, agreements and documents to which the Company is or proposes to become a party, including, without limitation, loan agreements, notes, mortgages, security agreements and other loan documents and instruments;

            (r) Generally, to carry on the Company's business in the ordinary course, to manage the Company's day-to-day operations and to carry out the development and expansion of the Company and its business in the ordinary course;

            (s) To do such other acts as have been authorized by the affirmative vote of the Members, taken in accordance with
                  Section 5.1 below (unless a greater percentage is specifically required pursuant to the Delaware Act, the Certificate of Formation or this Limited Liability Company Agreement);

            (t) To make capital calls as provided in Section 2.3 hereof and to sell and determine the price for additional Units;

            (u) To determine, by unanimous vote of Managers other than those appointed by the Original Member, whether the Company should consummate a Capital Event;

            (v) To make loans to the Original Member, on such terms and conditions as determined by Managers other than those persons appointed by the Original Member, for the purpose of allowing Bingham to fund reasonable expenses necessary to preserve its status as a public company;

             (w) To exercise all rights and powers, and to perform all duties and obligations, which the Company possesses, or to which it is subject, in connection with each of the Company Subsidiaries and its interest therein.

            (x) In the event the Company secures mezzanine financing exceeding $10 million, to determine whether, if permitted by the terms of the debt instruments to which the Company is then a party, to cause the Company to distribute to the Members holding Series B and Series C Units, pro-rata in proportion to their respective ownership of such Units (regardless of Series), as a return of capital, the proceeds of such mezzanine financing in excess of $10 million, but in no event greater than $40 million, (which distribution shall in no event reduce the number of Series B or Series C Units owned by such holders); provided, however, that such determination shall be made unanimously by the Board of Managers other than those appointed by the Original Member; and

            (y) To negotiate, prepare, modify, change, execute, deliver and, if appropriate, file or record any and all documents, agreements, instruments and papers, and to do and perform any and all acts and deeds, which are or become necessary, proper, convenient or desirable in connection with or in furtherance of any of the powers enumerated above or in order to effectuate or carry out the Company's purpose, as described in Section 1.2 above.

      4.3 MEETINGS OF THE BOARD OF MANAGERS; VOTING REQUIREMENTS; ACTIONS BY WRITTEN CONSENT.

            (a) Notice of Meeting. Any member of the Board of Managers may call a meeting of the Board by giving written notice to each member specifying the date (which may not be more than three
                  (3) business days after the notice is given), time, place and purpose of such meeting. Unless all of the members of the Board agree otherwise, all meetings shall be held in the State of Michigan at a place reasonably convenient to the members.

            (b) Attendance. A member of the Board of Managers may participate in a meeting by conference telephone or similar communications equipment which enables all persons participating in the meeting to hear each other, and such participation shall constitute attendance at such meeting.
                  At each meeting of the Board, the presence in person or by telephone, as appropriate, of a majority of the five Board votes shall be necessary to constitute a quorum for the transaction of business; provided, however, that the Independent Manager and at least one of the votes held by the Board member(s) appointed by the holders of Series B Units (or their successors) are among those votes present. A member may not attend a Board meeting by way of proxy. A member's attendance at a meeting constitutes waiver of (i) notice of the meeting, unless attendance is for the sole purpose, announced at the beginning of the meeting, of objecting to the transaction of any business because the meeting was not called or convened properly, and (ii) objection to any action taken or consideration of any matter at the meeting which is not within the purposes described in the notice of the meeting, unless the member objects to such action or consideration when it is first presented at the meeting. Regardless of the number of members in attendance at a meeting, any action taken by the Board of Managers at such meeting shall be effective, provided that such action was taken in conformity with the other provisions of this Limited Liability Company Agreement and was approved in accordance with Section 4.3(c) below.

            (c) Voting Requirements; Action by Written Consent. Unless otherwise noted in this Limited Liability Company Agreement, consent or approval of the Board shall mean the affirmative vote of a majority of the five Board votes present in person or by telephone, as appropriate, and voting at a duly held meeting of the Board at which a quorum is present. Voting shall be by voice unless a Board of Managers requests a ballot, in which event voting shall be by written ballot. Each ballot shall be signed by the member who cast it, and shall be preserved with the minutes of the meeting. Any approval, consent, vote or other action of the Board of Managers required or contemplated by this Limited Liability Company Agreement or the Delaware Act may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the approval, consent, vote or action so taken is signed by members of the Board representing all five (5) Board votes.

            (d) Miscellaneous Matters. A meeting of the Board of Managers may be adjourned to another time and place by the affirmative vote of the votes in attendance. If a meeting is adjourned to another day, the members in attendance at the meeting shall use reasonable efforts to inform the other members of the Board of the date, time and place on and at which the meeting will reconvene, and if such date is more than five
                  (5) days after the date of the meeting, shall notify the other members of such date, time and place.

      4.4   STANDARD OF CARE; LIABILITY; INDEMNIFICATION; CONFIDENTIALITY.

            (a) Standard of Care. Each member of the Board of Managers shall discharge his duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes is in the best interests of the Company and its Members. In discharging his duties, a member may rely on information, opinions, reports or statements, including, but not necessarily limited to, financial statements or other financial data, prepared or presented by (i) one or more other members of the Board, Members or employees of the Company whom the member in question reasonably believes is reliable and competent with respect to the matter prepared or presented, or (ii) legal counsel, public accountants, engineers or other persons as to matters the member in question reasonably believes are within such person's professional or expert competency; provided that the member in question does not have knowledge concerning the matter in question which makes such reliance unwarranted.

            (b)   Liability.

                  (i) Each member of the Board shall be liable solely to the Company and, derivatively, to its Members for the member's gross negligence or willful misconduct. A Board member's taking of any action or failure to take any action, or a Board member's errors in judgment, the effect of which may cause or result in loss or damage to the Company, if done pursuant to the provisions of the Delaware Act, the Certificate of Formation and this Limited Liability Company Agreement, shall be presumed not to constitute gross negligence or willful misconduct on the part of such member.

                  (ii) The Members shall look solely to the Company's property for the return of their Capital Contributions and if the Company's property remaining after payment or discharge of the Company's debts and liabilities is insufficient to return such Capital Contributions, no Member shall have recourse against the members of the Board of Managers, except as provided in Section 4.4(b)(i) above, or any other Member.

            (c) Indemnification. The Company shall indemnify, defend and hold harmless each member of the Board of Managers (and, if applicable, its officers, directors, shareholders, general or limited partners, members, employees, agents, successors and assigns) from and against any and all losses, damages, liabilities, claims, demands, obligations, fines, penalties, expenses (including reasonable fees and expenses of attorneys engaged by a member of the Board of Managers in defense of any act or omission), judgments or amounts paid in settlement by such member by reason of any act performed, or omitted to be performed, by him in connection with the Company's business or in furtherance of the Company's interests, or in connection with any proceeding to which the Board member is a party or is threatened to be made a party because he is or was a Board member. The provisions of this Section 4.4(c), however, shall not relieve a Board member of any liability which he may have (i) pursuant to Section 4.4(b) above for gross negligence or willful misconduct, (ii) in connection with the receipt of a financial benefit to which the member is not entitled, (iii) for knowingly making a distribution which violates Section 18-607(a) of the Delaware Act, or (iv) in connection with a knowing violation of law, and no Board member shall be entitled to indemnification with respect to any such matters. The indemnification afforded pursuant to this Section 4.4(c) shall be limited to the Company's assets, and no Board member shall have a claim against any Member by virtue of this Section 4.4(c), nor shall this Section 4.4(c) be construed so as to impose any obligation on any Member to make a Capital Contribution.

            (d) Confidentiality. Each member of the Board of Managers shall deal in confidence with all matters involving the Company until such time as there has been general public disclosure of such matters. No member of the Board of Managers shall disclose or use any Confidential Information except for the direct or indirect benefit of the Company. Each member of the Board of Managers acknowledges that the disclosure of Confidential Information by the member or a breach of the provisions of this Section 4.4(d) will give rise to irreparable injury to the Company, which injury could not be adequately compensated for in damages. Accordingly, the Company may seek and obtain injunctive relief against any breach or threatened breach of the member's agreements and undertakings contained in this Section 4.4(d) in addition to any other legal remedies which may be available to the Company.

      4.5   TENURE; RESIGNATION; REMOVAL; VACANCIES.

            (a) Tenure. Subject to Section 4.5(f), each person who has been appointed or elected as a Board member shall serve for a term of one year, unless he is sooner removed by the Members who appointed him or resigns or otherwise vacates the position.

            (b) Annual Appointment. Subject to Section 4.5(f), the members of the Board of Managers shall be appointed annually in accordance with the provisions of Section 4.1 above.

            (c) Resignation. Any Board member may resign at any time by giving written notice to the other Board members. Such resignation shall be effective as of the giving of the notice or at such later time, if any, as may be specified in the notice. Unless otherwise specified in the notice, acceptance of the member's resignation by the Board of Managers shall not be necessary to make it effective. The resignation of a Board member who is also a Member shall not affect such Member's rights as a Member and shall not constitute the withdrawal of such Member as a Member.

            (d) Removal. Subject to Section 4.5(f), any Board member may be removed, at any time, with or without cause, by the Member(s) (or their successors) who appointed him. The removal of a Board member who is also a Member shall not affect such Member's rights as a Member and shall not constitute the withdrawal of such Member as a Member.

            (e) Vacancies. Subject to Section 4.5(f), any vacancy on the Board occurring as the result of a Board member's resignation, removal, death, disability or any other reason whatsoever may be filled by the Member(s) (or their successors) who appointed the member who vacated his position. Each person who has been appointed to fill a vacancy shall hold such office until such time as his successor shall have been duly appointed in accordance with this Limited Liability Company Agreement and shall have qualified, or until he resigns, is removed or otherwise vacates the position.

            (f) Independent Manager. The Independent Manager shall serve as a permanent member of the Board of Managers, possessing such votes as is provided herein, subject only to voluntary resignation, death, or termination for cause, as determined by the unanimous vote of all other members of the Board of Managers. For the purposes of this Section 4.5(f), the term "cause" means (i) any action of such Independent Manager (or any failure to act) which involves fraud or the misappropriation of Company funds or which, if generally known, would have a material adverse effect on the Company, its business or its reputation; (ii) the refusal or repeated failure of the Independent Manager in any material manner, to perform satisfactorily all of the material duties required of him under this Operating Agreement; (iii) any breach of the Independent Manager's fiduciary duties to the Company or the Members; (iv) any breach by the Independent Manager of any material provision of this Agreement which is not cured within thirty (30) days after written demand by any Member;
                  (v) the mental or physical incapacity of the Independent Manager to discharge his duties and obligations under this Operating Agreement which continues for a continuous period of at least one hundred eighty (180) days or which is likely to be permanent or indefinite in duration. The Independent Manager shall have the exclusive right to appoint three (3) successors to the Board, each of whom shall serve sequentially, by delivering to the Board, at any time, written notice which specifies the identity of the successors. Each such successor must not be an Affiliate of either the Original Member, Sun Communities, Inc. or Sun Communities Operating Limited Partnership.

      4.6 SELF-DEALING. Any Board member and any Affiliate of any Board member may deal with the Company, directly or indirectly, as vendor, purchaser, employee, agent or otherwise, if the Board of Managers has informed the Members of the material terms of such dealings, and such dealings were approved, in advance, by a vote of the Members taken in accordance with Section 5.1 below (except that, for the purposes of such vote only, the Board member in question, if he is also a Member, shall not be entitled to participate and shall not be considered a Member). No contract or other act of the Company shall be voidable or affected in any manner by the fact that a Board member or his Affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Board member, nor shall such Board member or his Affiliate be accountable to the Company or the other Members with respect to any profits directly or indirectly realized by reason of such contract or other act, if such contract or other act was approved in accordance with this Section 4.6.

      4.7 DEVOTION OF TIME TO COMPANY. The members of the Board of Managers shall not be required to manage the Company as their sole and exclusive function, and the Board members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Limited Liability Company Agreement, to share or participate in such other interests or activities of the Board members or to the income or proceeds derived from such interests or activities. The Board of Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other interests or activities. The provisions of this Section 4.7 shall be subject to those of Section 4.6 above.

      4.8   COMPENSATION AND EXPENSES.

            (a) The Independent Manager shall be entitled to a stipend with respect to all meetings of the Board he or she attends, in an amount customary for such service. No additional compensation for managing the affairs of the Company shall be provided to any of the members of the Board of Managers.
                  This Section 4.8(a) shall not prohibit, however, the Company from retaining a Board member or his Affiliates to perform services for or supply goods to the Company, and to compensate such Board member or Affiliate for such services or goods, in accordance with Section 4.6 above.

            (b) Section 4.8(a) above notwithstanding, the Company shall reimburse the members of the Board of Managers for all reasonable costs and expenses incurred by them on behalf of the Company. Such costs and expenses may include, but shall not necessarily be limited to, current and recurring legal and accounting expenses and all costs of negotiating financing relating to the Company's business.

      4.9   OFFICERS.

            (a) Optional Appointment. From time to time, the Board of Managers may appoint, and delegate some or all of its responsibilities to, one or more officers for the Company, which may include a President and Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, and one or more Assistant Secretaries. An officer shall be a natural person, and may, but need not, be a Member or a member of the Board of Managers. One person may hold two or more offices, but in no event shall any officer execute, acknowledge or verify any instrument in more than one capacity. Officers of the Company shall derive their authority only by way of an express grant from the Board or this Limited Liability Company Agreement. Any provision of this Limited Liability Company Agreement to the contrary notwithstanding, no provision of this Section 4.9 shall be construed so as to require the Board to appoint any officer whatsoever.

            (b) Tenure. The officers of the Company shall be chosen by the Board of Managers, and each officer shall hold his or her office until his or her successor has been selected by the Board or until his or her earlier resignation, removal or other vacancy.

            (c) Resignation. Any officer may resign at any time by giving written notice to the Board. Such resignation shall be effective as of the giving of the notice or at such later time, if any, as may be specified in the notice. Unless otherwise specified in the notice, acceptance of an officer's resignation by the Board shall not be necessary to make it effective. The resignation of an officer who is also a Member or a Board member shall not affect such officer's rights and duties as a Member or a Board member and shall not constitute the withdrawal of such officer as a Member or the resignation of such officer as a Board member.

            (d) Removal. The Board may remove any officer, at any time, with or without cause. The removal of an officer who is also a Member or a Board member shall not affect such officer's rights and duties as a Member or a Board member and shall not constitute the withdrawal of such officer as a Member or the removal or resignation of such officer as a Board member.

            (e) Vacancies. Any vacancy in any officer position occurring as the result of an officer's resignation, removal, death, disability or any other reason whatsoever may be filled by the Board. Each person who has been selected to fill a vacancy in an officer position shall hold his or her office until his or her successor has been selected by the Board or until his or her earlier resignation, removal or other vacancy.

            (f) President and Chief Executive Officer. The President and Chief Executive Officer shall serve as the chief executive officer of the Company and, subject to any and all restrictions placed on the Board, shall have general supervision, direction and control of the Company's business and its day-to-day operations. The President and Chief Executive Officer shall preside at all meetings of the Members. The President and Chief Executive Officer shall see that all orders and resolutions of the Members and of the Board are effected and shall have and shall exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or pursuant to this Limited Liability Company

                  Agreement. The initial President and Chief Executive Officer shall be Ronald A. Klein.

            (g) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have general supervision of the direction of the finances of the Company. The Chief Financial Officer shall hold the office of Vice President, shall report to the President and Chief Executive Officer and shall exercise and perform such other powers and duties as may from time to time may be assigned to him or her by the Board or the President and Chief Executive Officer or pursuant to this Limited Liability Company Agreement. The initial Chief Financial Officer shall be W. Anderson Geater, Jr.

            (h) Vice Presidents. In the event of the President and Chief Executive Officer's absence or disability, the Vice President (or, if more than one, the Vice Presidents, in order of their rank as fixed by the Board) shall have and shall exercise and perform all of the powers and duties of the President and Chief Executive Officer, subject to any and all restrictions placed on the President and Chief Executive Officer by the Board or pursuant to this Limited Liability Company Agreement. The Vice Presidents shall have and shall exercise and perform such other powers and duties as may from time to time may be assigned to them by the Board or the President and Chief Executive Officer or pursuant to this Limited Liability Company Agreement.

            (i) Secretary. The Secretary shall attend all meetings of the Board of Managers or the Members and shall keep or cause to be kept, in his or her custody at the Company's principal place of business or at such other place as the Board may order, a book containing all written consents executed by the members of the Board of Managers or the Members and the minutes of all meetings of the Board of Managers or the Members (which minutes shall set forth the place, date, and hour of the meeting, a copy of the notice of the meeting, the names of those present at the meeting and a summary of the proceedings of the meeting). The Secretary shall have and shall exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Managers or the President and Chief Executive Officer or pursuant to this Limited Liability Company Agreement.

            (j) Assistant Secretaries. In the event of the Secretary's absence or disability, any Assistant Secretary shall act as Secretary in all respects and shall have and shall exercise and perform all of the powers and duties of the Secretary, subject to any and all restrictions placed on the Secretary by the Board of Managers or the President and Chief Executive Officer or pursuant to this Limited Liability Company Agreement. The Assistant

                  Secretaries shall have and shall exercise and perform such other powers and duties as may from time to time be assigned to them by the Board of Managers, the President and Chief Executive Officer or the Secretary or pursuant to this Limited Liability Company Agreement.

      4.10 EMPLOYMENT AGREEMENTS. All employment agreements for executive officers of the Company, or the Company Subsidiaries, shall be approved by the Board of Managers.

5.    RIGHTS AND DUTIES OF MEMBERS

      5.1 PARTICIPATION IN MANAGEMENT; VOTING RIGHTS. Members shall have no right to take part in, vote on or interfere in any manner with the management, conduct or control of the Company or its business, and shall have no right or authority whatsoever to act for or on behalf of, or to bind, the Company. Notwithstanding the immediately preceding sentence, the Members holding Series A, B and D Units shall have the right to vote, in accordance with their relative ownership of Units, on each of the following matters:

                  (i) The dissolution of the Company, as provided in Section 8.1(b) below;

                  (ii) An amendment to the Certificate of Formation, or an amendment to this Limited Liability Company Agreement, as provided in Section 9.4 below; and

                  (iii) Any other matters with respect to which this Limited
                        Liability Company Agreement expressly contemplates that the Members will have a right to vote.

                  Unless a greater or lesser vote is expressly required pursuant to any other provision of this Limited Liability Company Agreement, any action which the Members are required or permitted to take, including, without limitation, the matters described above, shall require the affirmative vote of a Majority Interest, and any lesser interest shall have no power whatsoever to take any action for or on behalf of, or to bind, the Company or the Members. Any action by the requisite number of Members, if taken in conformity with this Section 5.1, shall bind all of the Members, and no Member shall have the right to dissent from such action. Any Member may delegate all or any of his, her or its voting rights or powers to another Member (but only in writing), in which case any act of the other Member shall be the act of the delegating Member.

      5.2   WITHDRAWAL; EXPULSION.

            (a) Withdrawal. No Member shall be entitled to withdraw from the Company without first obtaining the approval of the Board of Managers and all of the other Members. No withdrawing Member shall be entitled to a withdrawal distribution unless such a distribution has been approved by all of the Members, which approval may be subject to such conditions, terms or qualifications as the Members deem appropriate.

            (b) Expulsion. On the bankruptcy or dissolution of a Member, such Member shall be expelled from the Company and, notwithstanding Section 5.2(a) above, shall be deemed to have withdrawn from the Company; provided, however, that no such Member shall be entitled to a withdrawal distribution unless such a distribution has been approved by all of the Members, which approval may be subject to such conditions, terms or qualifications as the Members deem appropriate.

            (c) Death. On the death of a Member, such Member shall be deemed to have assigned his or her Units to his or her estate, and his or her estate shall be deemed to have been automatically admitted to the Company as a substitute Member in place of the deceased Member to the extent of the Units assigned, Section 6.2(b) below notwithstanding.

      5.3 LIMITED LIABILITY OF MEMBERS. No Member shall be personally liable for the Company's acts, debts or obligations, unless the Delaware Act or any other provision of this Limited Liability Company Agreement expressly provides otherwise.

      5.4 ACCESS TO COMPANY INFORMATION. On written request by a Member, the Board of Managers shall provide such Member with a copy of the Company's most-recent annual financial statements and federal, state and local income tax returns and reports. On reasonable written request by a Member, (i) the Board of Managers shall provide such Member with information regarding the current state of business and financial condition of the Company; (ii) any Member, or his, her or its designated representative, may inspect and copy, at such Member's request, any of the records maintained pursuant to Section
            9.2 below; and (iii) a Member may obtain such other information regarding the Company's affairs or inspect, personally or through a representative, during ordinary business hours, such other books and records of the Company as is just and reasonable. Any Member may call for a formal accounting of the Company's affairs whenever circumstances render such request just and reasonable.

      5.5   MEETINGS OF THE MEMBERS; ACTIONS BY WRITTEN CONSENT.

            (a) Notice of Meeting. The Board of Managers may call, and, at the request of one or more Members holding aggregate voting Units of at least ten percent (10%) of the aggregate voting Units held by all Members, shall call, a meeting of the Members by giving written notice to each Member specifying the date (which may not be less than five (5) business days after the notice is given, and with respect to a notice which has been given at the request of one or more Members, may not be more than fifteen (15) days after the notice is given), time, place and purpose of such meeting. Unless all of the Members agree otherwise, all meetings shall be held in the State of Michigan at a place reasonably convenient to the Members.

            (b) Attendance. A Member may participate in a meeting by conference telephone or similar communications equipment which enables all persons participating in the meeting to hear each other, and such participation shall constitute personal attendance at such meeting. In addition, a Member may attend and vote by proxy. A Member's attendance at a meeting constitutes waiver of (i) notice of the meeting, unless attendance is for the sole purpose, announced at the beginning of the meeting, of objecting to the transaction of any business because the meeting was not called or convened properly, and (ii) objection to any action taken or consideration of any matter at the meeting which is not within the purposes described in the notice of the meeting, unless the Member objects to such action or consideration when it is first presented at the meeting.

            (c) Quorum. A quorum for the conduct of any business at a meeting of the Members consists of a Majority Interest (determined with reference to Members who are entitled to vote at the meeting), except for purposes of adjournment of such meeting. If a quorum is not present, the meeting must be adjourned until such time as a quorum can be obtained, or postponed (in which event notice of the rescheduled meeting date must be given). Regardless of the number of Members in attendance at a meeting (so long as a quorum is present), any action taken by the Members at such meeting shall be effective, provided that such action was taken in conformity with the other provisions of this Limited Liability Company Agreement.

            (d) Voting Requirements. Only those persons who were Members at the close of business on the last business day prior to the date of the meeting shall be entitled to vote at a meeting of the Members. Voting shall be by voice unless a Member requests a ballot, in which event voting shall be by written ballot. Each ballot shall be signed by the Member who casts it, and shall be preserved with the minutes of the meeting.

            (e) Adjournment. A meeting of the Members may be adjourned to another time and place by the affirmative vote of a Majority Interest (determined with reference to Members who are present and entitled to vote at the meeting). If a meeting is adjourned to another day, the Board of Managers shall use reasonable efforts to inform the other Members of the date, time and place on and at which the meeting will reconvene, and if such date is more than five (5) days after the date of the meeting, shall notify the other Members of such date, time and place.

            (f) Minutes. The President and Chief Executive Officer (or another person designated by the Board of Managers) shall preside at all meetings of Members. The Secretary (or another person designated by the Board of Managers) shall keep the minutes of the meeting.

            (g) Action by Written Consent. Any action which, pursuant to this Limited Liability Company Agreement or the Delaware Act, is to be taken by all of the Members may be taken, without a meeting of the Members and without a vote, pursuant to a written consent signed by all of the Members. Any action which, pursuant to this Limited Liability Company Agreement or the Delaware Act, is to be taken by a Majority Interest or any greater or lesser number of Members may be taken, without a meeting of the Members and without a vote, pursuant to a written consent signed by a Majority Interest or the requisite number of Members; provided, however, that such action shall not be effective until the Members who did not consent have been notified of the action (which notice shall include a copy of the written consent).

      5.6   SALE OF THE COMPANY

            (a) If a Capital Event that involves the sale of all or substantially all of the Company's Units (whether by merger, recapitalization, consolidation, reorganization, conversion, combination or otherwise) to any third party (any such sale constituting an "Approved Sale") is approved by each of the Independent Manager and all votes of the Series B Manager(s) appointed to the Board, each Member (including holders of Series A, C and D Units) shall consent to and raise no objections against such Approved Sale.

            (b) Notwithstanding anything to the contrary in this Limited Liability Company Agreement, in connection with an Approved Sale involving a transfer of Members' Units, each Member shall receive the identical form of consideration and the identical portion of aggregate consideration that such Member would have received, if such aggregate consideration had been received directly by the Company and then distributed to the Members in complete liquidation pursuant to Section 8.2 of this Limited Liability Company Agreement.

            (c) In connection with any such Approved Sale, (i) if the Approved Sale is structured as (A) a merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation, or (B) a sale of Units, each Member shall agree to sell all of his Units and rights to acquire Units on the terms and conditions so approved, (ii) each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Sale reasonably requested by the Company; and (iii) each Member shall be obligated to join on a pro rata basis (based on the share of the aggregate proceeds paid in such Approved Sale) in any indemnification or other obligations that the Company agrees to provide in connection with such Approved Sale other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member's title to and ownership of Units; provided that no Member shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such Member in connection with such Approved Sale.

            (d) The obligations of the Members with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) if any Member is given an option as to the form and amount of consideration to be received, each Member shall be given the same option; and (ii) each holder of then currently exercisable rights to acquire Units shall be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a Member.

            (e) Members shall bear their pro-rata share of the costs of any sale of Units pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 5.6(d), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Approved Sale in accordance with Section 5.6(a) shall be deemed to be for the benefit of all Members.

            (f) The provisions of this Section 5.6 shall terminate and cease to have effect upon the first sale of the Company's equity securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission.

6.    ASSIGNMENT OF UNITS AND ADMISSION OF ADDITIONAL MEMBERS

      6.1 COMPLIANCE WITH SECURITIES LAWS. Each Member covenants with, and represents and warrants to, the Company and the other Members as follows:

            (a) Such Member has acquired his, her or its Units for his, her or its own account and for investment purposes only, and not with a view to the assignment of all or any portion of such Units;

            (b) Such Member shall not assign all or any portion of his, her or its Units in a manner which violates any federal or state securities law; and

            (c) Such Member shall indemnify, defend and hold harmless the other Members, the Company and the Company's Board of Managers, officers, employees, agents, successors and assigns from and against any and all losses, damages, liabilities, claims, demands, obligations, fines, penalties, expenses (including reasonable fees and expenses of attorneys engaged by the indemnitee in defense of any act or omission), judgments or amounts paid in settlement by the indemnitee incurred by the indemnitee as a result of any breach of the covenants, representations and warranties made in this
                  Section 6.1 by such Member.

      6.2   ASSIGNMENTS AND SUBSTITUTE MEMBERS.

            (a) Effect of Assignments. Subject to the remaining provisions of this Section 6.2, and except for any assignment to a Competitive Business or any Affiliate of a Competitive Business, a Member may assign all or any portion of his, her or its Units at any time. Notwithstanding the immediately preceding sentence, an assignment of Units does not entitle the assignee to participate in the management and affairs of the Company or to become, or exercise any rights of, a Member. An assignment of Units merely entitles the assignee to receive, to the extent assigned, distributions to which the assigning Member would be entitled pursuant to this Limited Liability Company Agreement. In no event shall the Company, the Board of Managers or any other Member have any obligation whatsoever to recognize an assignment of Units unless the assignee has been admitted, in accordance with
                  Section 6.2(b) below, as a substitute Member in place of the assigning Member to the extent of the Units assigned. Until such time as the assignee has been so admitted, the Company, the Board of Managers and the other Members shall consider the assigning Member to be the owner of his, her or its Units for all purposes relevant to the Certificate of Formation, this Limited Liability Company Agreement and the Delaware Act, and all distributions relating to the assigned Units shall be made to the assigning Member, it being his, her or its responsibility to forward the appropriate portion of such distributions to the assignee.

            (b) Substitute Members. An assignee of Units shall be admitted as a substitute Member in place of the assigning Member to the extent of the Units assigned, only on satisfaction of each of the following conditions precedent:

                  (i) The Board of Managers shall have consented to such admission in writing;

                  (ii) The agreement effecting the assignment is reasonably satisfactory, in form and substance, to the Board of Managers and the Company's counsel, and the assigning Member and the assignee have executed and acknowledged such agreement and such other documents, instruments and papers as the Board of Managers and the Company's counsel reasonably deem necessary, proper, convenient or desirable in order to evidence or effect the assignment or the admission of the assignee as a substitute Member in place of the assigning Member to the extent of the Units assigned;

                  (iii) The assignee accepts, adopts and agrees to be bound by all of the terms and provisions of this Limited Liability Company Agreement, as it may have been amended, from and after the effective date of the assignment, as if the assignee had joined in the original execution of this Limited Liability Company Agreement (and all subsequent amendments to this Limited Liability Company Agreement) as a Member. Such acceptance, adoption and agreement shall be set forth in a writing, the form and substance of which shall be satisfactory to the Board of Managers and the Company's counsel; and

                  (iv) The assignee has paid, or acknowledged that he, she or it is obligated to pay, all reasonable fees and expenses (including, without limitation, all reasonable attorneys' fees and expenses) incurred by the Company in connection with such admission.

            (c) Effect of Assignment. An assignee who is admitted as a substitute Member in accordance with Section 6.2(b) above has, to the extent assigned, the rights and powers, and is subject to the restrictions and liabilities, of a Member under the Certificate of Formation, this Limited Liability Company Agreement and the Delaware Act. Such an assignee also is liable for any obligations of his, her or its assignor to make Capital Contributions and to return distributions, to the extent provided in the Delaware Act or this Limited Liability Company Agreement, but shall not be obligated for liabilities unknown to the assignee at the time he, she or it became a Member, unless the liabilities are shown on the Company's financial records. Notwithstanding the above, in the case of Units assigned by a Series B
                  Member, such Units shall become Series C Units in the hands of the Substituted Member, unless such assignment is to one or more existing Series B Members, and such assignee shall have no voting rights hereunder.

      6.3 SECTION 754 ELECTION. In the event of the assignment of all or any portion of Units voluntarily by way of a sale or exchange (and the subsequent admission of the assignee as a substitute Member pursuant to Section 6.2 above) or by operation of law on the death of a Member, the Company shall elect, pursuant to Code Section 754, to adjust the basis of the Company's property, if the recipient of the Units so requests, and if the Board of Managers consents to such adjustment (which consent shall not be unreasonably withheld). Each Member shall provide the Company with all information necessary to make such election. Any provision of this Limited Liability Company Agreement to the contrary notwithstanding, any change in the amount of depreciation deducted by the Company or any change in the gain or loss of the Company for federal income tax purposes resulting from such election shall be allocated entirely to the recipient of the Units in question; provided, however, that neither the Unit holdings of any Member, the Capital Contribution obligations of any Member nor the amount of any distributions of Excess Cash shall be affected as a result of such election; and provided, further, that such election shall have no effect except for federal income tax purposes.

      6.4   ADMISSION OF ADDITIONAL MEMBERS.

            (a) In order for a person to be admitted as an additional Member, such admission, and the terms and conditions of such admission, must be approved by the Board of Managers and such person must accept, adopt and agree to be bound by all of the terms and provisions of this Limited Liability Company Agreement, as the same may have been amended, as if such person had joined in the original execution of this Limited Liability Company Agreement. Any provision of this Limited Liability Company Agreement to the contrary notwithstanding, the provisions of this Section 6.4(a) shall not govern or apply to any admission to be effected in connection with employee options, as contemplated in subsection (b) below, the assignment of Units, as contemplated in Section 6.2 above, or pursuant to Section 5.2(c) above.

            (b) If the Board of Managers determines, in the exercise of its reasonable discretion, that admission of one or more Members depends on granting such Member(s) certain management rights, the Board may modify Section 5.1(a) to reflect that such new Member(s) has the right to appoint up to two members to the Board, or control up to 40% of the Board's votes; provided, however, that any rights granted to such new Member(s) pursuant to this Section 6.4(b), shall decrease, proportionately, the voting rights of the Original Member.

            (c) The Board of Managers may, from time to time, offer in writing (pursuant to a plan or otherwise) to Key Employees (as defined below) Series D Units not to exceed in the aggregate 11.5% of all outstanding Units under such terms and subject to such conditions as the Board shall determine in its sole discretion. The Board may establish vesting schedules for individual Key Employees that defer such Key Employee's rights to full ownership of his or her Series D Units or forfeiture provisions that forfeit a Key Employee's rights to his Series D Units upon the occurrence of certain events (together, "Restricted Units"). Any Restricted Units (or options to acquire such Units) issued in connection with receipt of the initial Capital Contributions, shall assume a $50 million enterprise value of the Company. The Board shall amend Exhibit A from time to time to reflect the admission of Key Employees as Members upon the issuance of Restricted Units or upon exercise of their options to purchase Series D Units (in the case of options). A Key Employee will not be admitted as a Member until he or she agrees in writing to be bound by the terms and provisions of this Limited Liability Company Agreement. For purposes of this Section 6.4(c), "Key Employee" shall mean any person designated by the Board of Managers as a Key Employee eligible to receive the benefits of this Section 6.4(c).

      6.5 AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT TO REFLECT ASSIGNMENT. Notwithstanding Section 9.4 below, the Board of Managers may amend this Limited Liability Company Agreement to reflect any assignment or admission of a substitute or additional Member accomplished in accordance with this Section 6 or Section 5.2(c) above.

      6.6 DEFINITION. As used in this Section 6, the term "assign" means to sell, transfer, assign, gift, pledge or otherwise dispose of or encumber all or any portion of a Unit. All derivations of the term "assign" shall have similar meanings, as is appropriate.

      6.7   CALL OPTION.

            (a) The Series B and Series C Members as of the date hereof shall have the right (the "Call Option") to purchase from the Original Member, proportionate to their relative Unit holdings, on the terms and subject to the conditions set forth in this Section 6.7, all, but not less than all, of the Original Member's Units owned on the date of the exercise of the Call Option (the "Called Interests"). The Call Option shall be exercisable at any time after 36 months from the date hereof and before 60 months from the date hereof (the "Exercise Period").

            (b) Any exercise of the Call Option shall be effected by written notice given to the Original Member and signed by all of the Members participating in the exercise of the Call Option, which notice may be given at any time during the Exercise Period, and which notice shall set forth a closing date not sooner than 30 nor later than 60 days following the date of the notice. Such closing shall be delayed to the extent required to permit completion of the procedures for determining the Call Option Purchase Price (as defined below).

            (c) For purposes of this Section 6.7, the Call Option Purchase Price shall be equal to the amount which the Original Member would receive upon liquidation of the Company pursuant to
                  Section 8.2, assuming a fair market value of the Company equal to its Enterprise Value; provided however, for this purpose all outstanding options and warrants to purchase Units shall be treated as exercised. "Enterprise Value" shall mean the saleable value of the equity of the Company (as of the date the notice was received by the Original Member) that is the mid-point of the range of such values resulting from a nationally recognized investment banking firm's application of generally accepted valuation methodologies. The investment banker selected to make the valuation determination shall not represent the Company, any Member or member of the Board of Managers in a lead capacity
                  and shall be selected by the Board of Managers.   Such
                  selection shall occur within 20 days of the Original Member's receipt of the exercise notice. The cost of such investment banker shall be borne by the Members exercising the Call Option.

            (d) At the closing of the exercise of the Call Option, the following shall occur: (i) all debts between the Company and the Original Member shall be reconciled, and the resulting balance, in the case of funds owed to the Original Member, shall be paid off or caused to be paid off, by Members exercising the Call Option; or in the case of funds owed to the Company, such amount shall be netted against and reduce payment of the Call Option Purchase Price; (ii) such Members shall pay or cause to be paid to the Original Member the Call Option Purchase Price in cash by wire transfer of immediately available funds (after any adjustments required by (i) above); and (iii) the Original Member shall execute and deliver to the Members or person or entity designated by the Members an assignment and transfer of its Units in form and substance reasonably satisfactory to the Members exercising the Call Option. The Units sold pursuant to this Section 6.7 shall be transferred free and clear of all liens, pledges, encumbrances, claims and equities of any kind, except those which secure obligations of the Company and which are applicable to the Units held by the Members exercising the Call Option.

7.    NOTICES

      7.1 MANNER OF DELIVERY. Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a "notice") given or made under any provision of this Limited Liability Company Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is: (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth opposite his, her or its name on the attached Exhibit A; or (c) telecopied to the party to whom it is directed, at his, her or its address set forth opposite his, her or its name on the attached Exhibit A. All notices to the Company also shall be sent to each member of the Board of Managers.

      7.2 DATE. Unless any other provision of this Limited Liability Company Agreement expressly provides to the contrary, any notice:

            (a) given or made in the manner indicated in Section 7.1(a) above shall be deemed to have been given or made on the day on which such notice was actually delivered to an adult residing or employed at the address of the intended recipient, but if such day was not a business day, such notice shall be deemed to have been given or made on the first business day following such day;

            (b) given or made in the manner indicated in Section 7.1(b) above shall be deemed to have been given or made on the third business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail, provided that the notice is subsequently delivered by the U.S. Post Office or the courier service to the designated address in the ordinary course of business; and

            (c) given or made in the manner indicated in Section 7.1(c) above shall be deemed to have been given or made on receipt by the transmitting party of printed confirmation that the transmission was received, provided that if the transmission occurs after 4:30 p.m. EST or EDT (as appropriate) or on a non-business day, the notice shall be deemed to have been given or made on the first business day to follow such transmission.

            Notwithstanding the immediately preceding sentence, if the intended recipient actually receives a notice before the date on which such notice is deemed to have been given or made, as specified above, the date of actual receipt shall be the date on which such notice is deemed to have been given or made for the purposes of this Limited Liability Company Agreement.

      7.3 CHANGE OF ADDRESS. Any Member or the Company may change his, her or its address for purposes of this Limited Liability Company Agreement by giving all of the Members, the Board of Managers and the Company notice of such change in the manner provided in Section 7.1 above.

8.    DISSOLUTION

      8.1 EVENTS OF DISSOLUTION. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events, whichever occurs first:

            (a) The expiration of the period fixed for the Company's duration set forth in its Certification of Formation;

            (b)   The majority vote of Managers; or

            (c) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

      8.2 WINDING UP AND LIQUIDATING DISTRIBUTIONS. On the dissolution of the Company pursuant to Section 8.1 above or otherwise, the Board of Managers shall file a Certificate of Cancellation for the Company with the Delaware Secretary of State and shall wind up the Company's affairs in accordance with the provisions of the Delaware Act. Once the Company's affairs have been wound up, the Board of Managers shall proceed with an orderly liquidation of the Company's assets. On completion of such liquidation, the Board of Managers shall file all tax returns and pay all tax obligations required by applicable Delaware law, and within a reasonable time, the Board of Managers shall furnish each Member with a statement prepared by the Company's accountants, which shall set forth the assets and liabilities of the Company as of the date of dissolution and the proceeds and expenses of the Company's liquidation. The Board of Managers shall apply or distribute the proceeds of the liquidation in the following order of priority:

            (a) First, to the Company's creditors, whether they are or are not Members, to the extent permitted by applicable law, in satisfaction of the debts and liabilities of the Company and the expenses of liquidation, other than debts and liabilities for distributions to Members under Sections 3.5 and 3.6 above. At the same time, the Board of Managers shall establish such reserves as it reasonably deems necessary, and in such amounts as it reasonably deems necessary, for any contingent or unforeseen debts, liabilities or obligations of the Company. The Board of Managers shall pay such reserves over to a bank or other institutional escrow agent to be held, for such period of time as the Board of Managers reasonably deems appropriate, for the purpose of future disbursement in payment of such debts, liabilities and obligations. On the expiration of the period described above, the Board of Managers shall distribute the balance of such reserves in accordance with the remaining provisions of this Section 8.2;

            (b) Then, to the Members pro rata, in proportion to their positive Capital Account balances; provided, however, that the Members' Capital Accounts first shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Company's property, which has not previously been reflected in the Members' Capital Accounts, would be allocated among the Members if there had been a taxable disposition of the Company's assets at fair market value on the date of distribution, and such income, gain, loss or deduction were allocated in accordance with
                  Section 3.2 hereof.

9.    MISCELLANEOUS

      9.1 BOOKS AND RECORDS. The Company's books shall be kept on such method of accounting as the Board of Managers deems appropriate in its sole discretion. The Company's books shall be maintained in a full and accurate manner at its principal place of business, and each and every transaction of the Company shall be entered fully and accurately in such books. The Company shall keep the following records at its registered office: (i) a current and accurate list of each Member and each member of the Board of Managers, including his, her or its full name and last known address; (ii) a copy of the Certificate of Formation and this Limited Liability Company Agreement, including all amendments and restatements; (iii) copies of the Company's federal, state and local tax returns and financial statements for the Company's last three (3) fiscal years; and (iv) copies of records that would enable a Member to determine his, her or its relative share of the Company's distributions and his, her or its relative voting rights, to the extent such information is not ascertainable from the records required to be maintained pursuant to clauses (i), (ii) and (iii) of this sentence.

      9.2 FINANCIAL STATEMENTS. At the Company's expense, the Board of Managers shall cause to be prepared and distributed to all of the Members all appropriate information relating to the Company that is necessary for the preparation of the Members' federal income tax returns.

      9.3 GOVERNING LAW. This Limited Liability Company Agreement shall be deemed to have been entered into within the State of Delaware. This Limited Liability Company Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

      9.4 AMENDMENTS. Except to the extent that another provision of this Limited Liability Company Agreement expressly provides to the contrary, any amendment to this Limited Liability Company Agreement must be approved, in writing, by the Members in accordance with
            Section 5.1 above; provided, however, that any amendment to Articles 3, 8 or Sections 2.3, 4.2, 4.6, 5.1, 5.2, 5.6, 6.2, 6.4, 6.7, above, to the attached Exhibit A (except to the extent contemplated in Section 6.5 above) or to this Section 9.4, shall require the approval of all of the Members; and provided further, that no amendments may be made which impact the selection of, voting rights or any other item relating to the Independent Manager, without such Manager's prior written approval.

      9.5 BINDING EFFECT. Except to the extent that another provision of this Limited Liability Company Agreement expressly provides to the contrary, this Limited Liability Company Agreement shall be binding on and inure to the benefit of the parties to it and their respective estates, personal representatives, executors, administrators, heirs, devisees, successors and permitted assigns.

      9.6 SEVERABILITY. The provisions of this Limited Liability Company Agreement shall be severable. Any section, paragraph, clause or provision of this Limited Liability Company Agreement which is found to be unenforceable or invalid shall not affect the enforceability or validity of any other section, paragraph, clause or provision of this Limited Liability Company Agreement.

      9.7 CONSTRUCTION. The parties acknowledge that they each participated in the drafting of this Limited Liability Company Agreement and the negotiation of its provisions. This Limited Liability Company Agreement shall not be construed for or against any party, regardless of whether some parties had a greater degree of participation than others. This Limited Liability Company Agreement sets forth the entire understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter.

      9.8 PRONOUNS. References in this Limited Liability Company Agreement to a Member, a member of the Board of Managers or any other person in the singular or plural or as him, her, it, or other like references, shall also, where the context so requires, be deemed to include the singular or the plural reference, or the masculine, feminine or neuter reference, as the case may be.

      9.9 COUNTERPARTS AND FACSIMILE SIGNATURES. This Limited Liability Company Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument. Copies (whether facsimile, photostatic or otherwise) of signatures to this Limited Liability Company Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

      9.10 TAX MATTERS PARTNER. The President and Chief Executive Officer, if he is a Member, or a Member designated by the Board of Managers if the President and Chief Executive Officer is not a Member or is unable or unwilling to serve, shall serve as the Company's "Tax Matters Partner" for purposes of Code Section 6231(a)(7). The Tax Matters Partner shall have the powers and duties provided for in such Code Section and in the related Treasury Regulations. The Tax Matters Partner shall promptly send the Members copies of any notices received from the Internal Revenue Service with respect to the Company and shall keep them advised as to the status of any Company issues or proceedings before the Internal Revenue Service. The Tax Matters Partner shall have no liability to the Company or any Member for any acts or omissions in his, her or its capacity as the Tax Matters Partner. The Company shall reimburse the Tax Matters Partner for all costs and expenses reasonably incurred by him, her or it on behalf of the Company. The Company shall indemnify, defend and hold harmless the Tax Matters Partner from and against any and all claims, liabilities, costs and expenses (including reasonable attorney fees and court costs) incurred by him, her or it as a consequence as serving or acting as the Tax Matters Partner.

10.   DEFINITIONS

      10.1 DEFINITIONS. As used in this Limited Liability Company Agreement, the following terms shall have the following meanings:

            (a) "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                  (i) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in minimum gain, as determined in accordance with Sections 1.704-2(d) and 1.704-2(i)(3) of the Treasury
                        Regulations; and

                  (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the
                        Treasury Regulations.

                  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations
                  Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be
                  interpreted consistently with those provisions.

            (b) An "Affiliate" of a person is (i) any person who, directly or indirectly, controls, is controlled by or is under common control with such person,

                  (ii) if such person is an entity, any officer, director, manager or trustee, or (iii) any person who is an officer, director, manager or trustee, or who, directly or indirectly, controls, is controlled by or is under common control with any person described in clauses (i) or (ii) of this sentence. For the purposes of this definition, the term "control" means to own or to have power to vote or direct the vote of at least ten percent (10%) of the outstanding voting securities of another person.

            (c) "Board of Managers" means the person or persons appointed as the Board of Managers of the Company pursuant to Section 4 above.

            (d) "Capital Account" means, with respect to each Member, a single capital account which shall be established for such Member and which shall be maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited the amount of cash and the Gross Asset Value of any property contributed by such Member to the capital of the Company, such Member's allocable share of income or gain pursuant to Section 3.2, as well as tax-exempt income or gain, any items specially allocated to a Member under Sections 3.3 or 3.4, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Limited Liability Company Agreement, such Member's allocable share of losses pursuant to Section 3.2, as well as non-deductible expenditures, any items specially allocated to a Member under Sections 3.3 or 3.4, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (iii) In the event the Gross Asset Values of Company assets are adjusted, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment. All subsequent Depreciation or other related items shall thereafter be reflected in the Members' Capital Accounts.

                  (iv) The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. It is the intent of the parties hereto that their underlying economic arrangement be reflected in their Capital Account balances, as computed in accordance with the provisions of (i) - (iii) above.

                  (v) In the event any interest in the Company is transferred in accordance with the terms of this Limited Liability Company Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

            (e) "Capital Contribution" means anything of value that a Member contributes to the Company's capital, whether in the form of cash, property (tangible or intangible), services or a promissory note or other binding obligation to contribute cash or property or to perform services, whenever made.

            (f) "Capital Event" shall mean (i) the sale of all or substantially all of the Company's Units (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) resulting in a Member or Members (other than Members on the date hereof) owning in excess of 50% of all Units then outstanding or (ii) the sale of all or substantially all of the Company's assets.

            (g) "Certificate of Formation" means the Certificate of Formation of the Company filed with the Delaware Secretary of State in accordance with the Delaware Act, as the same may be amended or restated from time to time.

            (h) "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

            (i) "Company" means Origen Financial L.L.C., a limited liability company organized under the laws of the State of Delaware pursuant to the Certificate of Formation and this Limited Liability Company Agreement.

            (j) "Company Minimum Gain" has the meaning assigned to the term partnership minimum gain in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1). In general, Company Minimum Gain equals the excess of the amount by which a Nonrecourse Liability exceeds the adjusted tax basis of the Company property it encumbers.

            (k)   "Company Subsidiaries" is defined in Recital A.

            (l) "Competitive Business" means any business that competes with the business of the Company or of Bingham Financial Services Corporation or any of its directly or indirectly owned subsidiaries.

            (m) "Confidential Information" means information or knowledge not readily ascertainable by the general public or the industry in which the Company is engaged, including, but limited to, the Company's business plan, financial information, products, systems, processes, designs, accounting, marketing, client or customer lists and information.

            (n) "Delaware Act" means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6,Sections 18-101 to -1109, as it may be amended from time to time.

            (o) "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the year or other period for Federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount that bears the same ratio to the beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the Federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

            (p) "Effective Date" means the date the Mergers become effective under applicable state law, or pursuant to Section 2.1, the date the Origen Corporations contribute assets and liabilities to the Company and Company Subsidiaries, and the holders of the Series B and Series C Units are deemed to have made their initial Capital Contributions to the Company.

            (q) "Excess Cash" means, at any time, that portion of the cash and cash equivalent assets of the Company which the Board of Managers determines, in its sole discretion, exceeds the amount of cash needed by the Company to (i) remain "solvent",
                  (ii) maintain adequate working capital and reserves, and
                  (iii) conduct its business and carry out its purposes as described in Section 1.2 above. In making this determination, the Board of Managers shall take into account the Company's then current and foreseeable sources of, and needs for, cash. For the purposes of this definition, the Company is "solvent" if it its capable of paying its debts as they become due in the usual course of business or the value of its assets are equal to or greater than the sum of its liabilities.

            (r) "Fiscal Year" means the calendar year ending December 31, 2001, and each subsequent calendar year thereafter, respectively.

            (s) "Gross Asset Value" means, with respect to any asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by the Board of Managers.

                  (ii) The Board of Managers shall adjust the Gross Asset Values of all Company assets to equal the respective fair market values of the assets, as reasonably determined by the Board of Managers, as of (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Board of Managers reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

                  (iii) The Gross Asset Values of Company assets will be
                        increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                  (iv) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

                  After the Gross Asset Value of any asset has been determined or adjusted under subparagraphs (i), (ii), or (iii) above, the Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing the Capital Account balances of the Members.

            (t)   "Independent Manager" is defined in Section 4.1.

            (u) "Limited Liability Company Agreement" (or "Agreement") means this Limited Liability Company Agreement of the Company, as it may be amended or restated from time to time.

            (v) "Majority Interest" means one or more Members who hold, in the aggregate, voting Units which exceed one-half of the total voting Units held by all Members.

            (w) "Member" means each person who has executed this Limited Liability Company Agreement as a Member, including the Original Member, as well as each person who may become a Member by both (i) fulfilling the applicable requirements set forth in this Limited Liability Company Agreement with respect to the admission of a person as a Member, and (ii) accepting, adopting and agreeing to be bound by all of the terms and provisions of this Limited Liability Company Agreement, as it may have been amended or restated, from and after the effective date of his, her or its admission to the Company as a Member, as if such person had joined in the original execution of this Limited Liability Company Agreement (and all amendments and restatements) as a Member. The term "Member" shall include a member of the Board of Managers to the extent such individual has purchased Units in the Company.

            (x) "Member Nonrecourse Debt" means any nonrecourse debt of the Company for which any Member bears the economic risk of loss, as described in Treasury Regulations Section 1.704-2(b)(4).

            (y) "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

            (z) "Member Nonrecourse Deductions" has the meaning assigned to the term partner nonrecourse deductions in Treasury Regulations Section 1.704-2(i)(2). In general, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any tax year is the excess, if any, of the net increase during such year in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, over the aggregate amount of any distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt, and are allocable to an increase in the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt.

            (aa) "Member's Share of Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(1), the sum of Nonrecourse Deductions allocated to such Member and the aggregate amount of distributions made to such Member of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, minus the aggregate of such Member's Share of the Net Decrease in Company Minimum Gain.

            (bb) "Member's Share of Member Nonrecourse Debt Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(i)(5), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(1) with respect to each Member Nonrecourse Debt for which such Member bears the economic risk of loss.

            (cc) "Member's Share of the Net Decrease in Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(2), an amount equal to the total net decrease in Company Minimum Gain multiplied by a ratio equal to such Member's Share of Company Minimum Gain at the end of the immediately preceding taxable year over the total Company Minimum Gain at such time.

            (dd) "Member's Share of the Net Decrease of Member Nonrecourse Debt Minimum Gain" generally means, as described in Treasury Regulations 1.704-2(i)(4), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(2).

            (ee) "Merger Agreement" means the Merger Agreement dated December 17, 2001 by and among the Original Member, the Company and Origen Financial, Inc. ("OFI"), pursuant to which the Original Member will cause the mergers of: (A) OFI with and into the Company; (B) Origen Special Holdings Corporation with and into Origen Special Purpose L.L.C.; (C) Origen Manufactured Home Financial, Inc. with and into Origen Manufactured Home Financial, L.L.C., and (D) Origen Insurance Agency, Inc. with and into Origen Insurance Agency, L.L.C., each as more fully described in such Merger Agreement.

            (ff) "Mergers" mean the transactions described in the Merger Agreement.

            (gg) "Net Capital Contribution" shall mean the difference between a Member's total Capital Contributions less amounts distributed to such Member under Section 3.6(a).

            (hh) "Nonrecourse Deductions" has the meaning assigned to such term in Treasury Regulations Section 1.704-2(c). In general, the amount of Nonrecourse Deductions for a Company taxable year equals the excess of the net increase, if any, in the amount of Company Minimum Gain during such year over the aggregate amount of distributions during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

            (ii) "Nonrecourse Liability" means any debt of the Company to the extent that no Member (or a person related to a Member) bears the economic risk of loss for that liability, as described in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

            (jj) "Original Member" shall mean Bingham Financial Services Corporation, a Michigan corporation.

            (kk) "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the Company's Federal taxable income or loss (as is appropriate) for such year or other period, determined in accordance with Code Section 703(a) (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

                  (ii)  Any expenditures of the Company described in Code
                        Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations
                        Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

                  (iii) Gain or loss resulting from any disposition of Company property (with respect to which gain or loss is recognized for Federal income tax purposes) will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                  (iv) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period; and

                  (v) If the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

            (ll) "Series A Units" means the Units of membership interest in the Company designated as Series A Units, which Series A Units shall have such rights, terms and obligations as otherwise provided in this Limited Liability Company Agreement.

            (mm) "Series B Units" means the Units of membership interest in the Company designated as Series B Units, which Series B Units shall have such rights, terms and obligations as otherwise provided in this Limited Liability Company Agreement.

            (nn) "Series C Units" means the non-voting Units of membership interest in the Company designated as Series C Units, which Series C Units shall have such rights, terms and obligations as otherwise provided in this Limited Liability Company Agreement.

            (oo) Series D Units" means the Units of membership interest in the Company designated as Series D Units and issued to Key Employees, which shall have such rights, terms and obligations as otherwise provided in this Limited Liability Company Agreement

            (pp) "Tax Distribution" means with respect to each Member, for each Fiscal Year, that amount equal to the Federal, state and local income taxes for such tax year of such Member then payable on the difference between the cumulative excess of items of income and gain over items of loss and deduction allocated to such Member (as determined by the Company's regularly employed accountants, assuming such Member was an individual taxable for such Fiscal Year at the maximum individual Federal, state and local income tax rates applicable to such Member (after giving effect to the deductibility of state and local taxes, as well as any preferential capital gains rates)), less the aggregate of all amounts distributed to such Member pursuant to Section 3.5; provided, however, that no such distribution shall be paid to the Original Member with respect to any tax allocations described in Sections 3.2(a)(iii), or 3.2(c).

            (qq) "Treasury Regulations" includes proposed, temporary and final regulations promulgated under the Code in effect as of the date of the filing of the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

            (rr)  "Unit" is defined in Section 2.2.

      IN WITNESS HEREOF, the undersigned have executed this Limited Liability Company Agreement of Origen Financial, L.L.C. on or as of December 18, 2001.


                                          MEMBERS:

                                          BINGHAM FINANCIAL SERVICES
                                          CORPORATION, a Michigan corporation


                                          By:   /s/ Ronald A. Klein
                                             ---------------------------
                                                Ronald A. Klein, CEO


                                          SUI TRS, INC. a Michigan corporation


                                          By:   /s/ Gary A. Shiffman
                                             ---------------------------
                                                Gary A. Shiffman, President


                                          Shiffman Family LLC, a Michigan
                                          Limited Liability Company

                                          By:   /s/ Arthur A. Weiss
                                             ---------------------------
                                                Arthur A. Weiss, Manager


                                          Woodward Holding, LLC, a Michigan
                                          Limited Liability Company

                                          By:   /s/ Paul A. Halpern
                                             ---------------------------
                                                Paul A. Halpern
                                          Its:  Manager


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
                                                MANAGERS:


                                                /s/ Ronald Klein
                                                ------------------------------
                                                Ronald Klein

                                                /s/ Gary Shiffman
                                                ------------------------------
                                                Gary Shiffman


                                                ------------------------------
                                                (Independent Manager)




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
                                    EXHIBIT A





                                                                      Series A   Series B   Series C   Total Unit   Initial Capital
Member                                Address                           Units      Units     Units      Holdings     Contribution
------                                -------                           -----      -----     -----      --------     ------------

Bingham Financial Services            260 East Brown Street, Suite
Corporation                           200, Birmingham, MI  48009       200,000        -0-       -0-      200,000      $         0


Shiffman Family LLC                   31700 Middlebelt, Suite 145
                                      Farmington Hills, MI  48334          -0-     84,211       -0-       84,211      $ 4,210,526

SUI TRS, Inc.                         31700 Middlebelt, Suite 145
                                      Farmington Hills, MI  48334          -0-    315,789       -0-      315,789      $15,789,474

Woodward Holding, LLC                 2300 Harmon Road
                                      Auburn Hills, MI 48326
                                      Attn: Paul Halpern                   -0-        -0-   400,000      400,000      $20,000,000
                                                                       -------    -------  -------      -------      -----------

Total Initial Capital Contributions
                                                                                                                      $40,000,000
                                                                                                                      ===========
Total Unit Holdings                                                    200,000    400,000   400,000                     1,000,000
                                                                       =======    =======   =======                   ===========


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